UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2016

CHS Inc.
(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-36079

Minnesota	41-0251095
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of Principal Executive Offices) (Zip Code)

(651) 355-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On July 22, 2016, CHS Inc. (the “Company”) entered into (i) a Sale and Contribution Agreement, dated as of July 22, 2016 (the “Sale Agreement”), by and among the Company, CHS Capital, LLC (“CHS Capital”), and Cofina Funding, LLC (“Cofina Funding”); (ii) a Receivables Financing Agreement (the “Receivables Financing Agreement”), by and among the Company, individually and as Servicer, Cofina Funding, as Seller, Victory Receivables Corporation (“Victory”) and Nieuw Amsterdam Receivables Corporation B.V. (“Nieuw Amsterdam”), as Conduit Purchasers, Coöperatieve Rabobank U.A. (“Rabobank”), as a Committed Purchaser, Coöperatieve Rabobank U.A., New York Branch, as a Purchaser Agent, and the Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”) as a Committed Purchaser, Purchaser Agent and as Administrative Agent; and (iii) a Payoff and Termination Agreement (the “Payoff Agreement”), by and among the Company, Cofina Funding, CHS Capital, Nieuw Amsterdam, Rabobank, Victory, BTMU and U.S. Bank N.A. (“USB”).

Pursuant to the Sale Agreement, the Company and CHS Capital will, from time to time, assign, sell and contribute their rights to certain loans and receivables and certain related property (collectively, the “Assets”) to Cofina Funding. Cofina Funding will finance its purchase of the Assets with cash available and by issuing subordinated promissory notes (the “Notes”) to the Company and CHS Capital for the amount of the purchase price of the Asset not paid in cash, provided that the issuance of such Notes does not decrease Cofina Funding’s net worth to less than $16,000. The Notes shall bear interest at a rate equal to LIBOR. The Sale Agreement contains various customary representations and warranties and affirmative and negative covenants and provides for customary indemnification and remedial provisions.

Pursuant to the Receivables Financing Agreement, Cofina Funding will sell and assign up to an aggregate amount of $850 million of the Assets to the Conduit Purchasers, Committed Purchasers and Purchaser Agents. The Receivables Financing Agreement contains various customary representations and warranties and affirmative and negative covenants, and also contains customary default, indemnification and termination provisions. In addition, the Company and Cofina Funding are required to pay certain fees to the Administrative Agent and each Purchaser Agent. The Receivables Financing Agreement has an initial termination date of July 21, 2017, unless earlier terminated upon 60 days’ prior written notice by Cofina Funding.

The Company has provided a customary performance guaranty for certain of Cofina Funding and CHS Capital’s obligations under both the Sale Agreement and the Receivables Financing Agreement (but not the payment obligations of the obligors on the loans and receivables).

Pursuant to the Payoff Agreement, on July 22, 2016, (i) that certain Amended and Restated Base Indenture, dated December 23, 2010, by and between Cofina Funding and USB, (ii) that certain Note Purchase Agreement, dated November 21, 2008, by and among Cofina Funding, Victory, BTMU and the other purchasers from time to time party thereto, (iii) that certain Note Purchase Agreement, dated December 23, 2010, by and among Cofina Funding, Nieuw Amsterdam, Rabobank and the other purchasers from time to time party thereto, (iv) that certain Custodian Agreement, dated as of August 10, 2005, by and between Cofina Funding and USB, (v) that certain Servicing Agreement, dated as of August 10, 2005, by and between Cofina Funding, USB and CHS Capital, (vi) that certain Purchase and Sale Agreement, dated as of August 10, 2005, by and between Cofina Funding and CHS Capital, and (vii) that certain Purchase and Sale Agreement, dated as of February 9, 2006, by and between the Company and CHS Capital, were each terminated and all outstanding amounts thereunder were paid.

BTMU and Rabobank are also parties to one or more of the Company’s other outstanding credit facilities, including that certain 2015 Amended and Restated Credit Agreement (5-Year Revolving Loan), dated September 4, 2015, by and between the Company, CoBank, ACB, as a syndication party and as the administrative agent, Wells Fargo Bank, National Association, as syndication agent, and the other syndication parties party thereto. In addition, BTMU and Rabobank are holders of notes issued by the Company under that certain Note Purchase and Private Shelf Agreement, dated April 13, 2004, between the Company and Prudential Capital Group. Also, certain parties to the Receivables Financing Agreement and the Payoff Agreement and/or their affiliates have from time to time engaged, and in the future may engage, in various financial advisory and investment banking transactions with, and provide services to, the Company and its subsidiaries in the ordinary course of business for which they received or will receive customary fees and expenses.

Item 1.02	Termination of a Material Definitive Agreement.

Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS INC.

Date: July 28, 2016	By:	/s/ Timothy Skidmore
Timothy Skidmore
Executive Vice President and Chief Financial Officer